RECOMMENDATION TO REJECT THE UNSOLICITED MINI-TENDER OFFER TO SELL YOUR SHARES OF INVENTRUST PROPERTIES CORP. TO COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP (“Comrit”) If you are considering selling your shares of InvenTrust Properties Corp. (“InvenTrust”) to Comrit, please read all the information below. INVENTRUST’S EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW THE EXECUTIVE COMMITTEE OF THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK. Rationales the Executive Committee of the Board Considered in Recommending Rejection of the Mini-Tender Offer from Comrit  The Executive Committee of the Board believes that the offer price is less than the potential long-term value of the shares of the Company.  If you sell, you will NO LONGER RECEIVE quarterly distributions or otherwise have any rights with respect to the shares that you sell.1  None of InvenTrust’s directors, executive officers or subsidiaries intends to tender shares of stock to Comrit.  Comrit states that it has not made an independent appraisal of the shares or InvenTrust’s properties, and is not qualified to appraise real estate.  On December 17, 2020, InvenTrust announced an estimated value per share of the Common Stock equal to $2.89, which is $1.87 per share above Comrit’s offer price.  Comrit acknowledges that in establishing the purchase price of $1.02 per share, it is motivated to establish the lowest price which might be acceptable to stockholders consistent with Comrit’s objectives.  Comrit states that it has applied a discount to the estimated per share value with the intention of making a profit. InvenTrust encourages you to follow the Executive Committee of the Board’s recommendation and not tender your shares to Comrit. If you do tender your shares to Comrit, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to Comrit. Please consult your financial advisor or InvenTrust’s Investor Services Department at 855-377-0510 with any questions. Each stockholder must individually evaluate whether to tender his, her or its shares. The Executive Committee of the Board suggests stockholders carefully consider all the factors discussed in the mini-tender Offer to Purchase before deciding to participate. InvenTrust has filed a Schedule 14D- 9 with the Securities and Exchange Commission (the “SEC”) providing additional detail regarding the Executive Committee of the Board’s recommendation in response to Comrit’s offer. The Schedule 14D-9 is available on the InvenTrust website and the SEC’s website at www.sec.gov. 1. Distributions are not guaranteed, and distribution rates are subject to change. InvenTrust Properties Corp. 3025 Highland Parkway Downers Grove, IL 60515 855.377.0510 investorrelations@inventrustproperties.com www.inventrustproperties.com January 13, 2021